Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Satsuma Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	1,577,277(3)	$3.84	$6,056,744	$92.70 per $1,000,000	$562
Total Offering Amounts					$6,056,744		$562
Total Fee Offsets							–
Net Fee Due							$562

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2019 Incentive Award Plan (the “2019 Plan”) and the 2019 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Pursuant to 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 14, 2022, which date is within five business days prior to filing this Registration Statement.

(3)

Consists of (i) 1,261,822 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2022 under the 2019 Plan, by operation of an automatic annual increase provision therein and (ii) 315,455 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2022 under the ESPP, by operation of an automatic annual increase provision therein.